EXHIBIT 99.1

Bay Bancorp, Inc. Announces Third Quarter 2016 Results

COLUMBIA, Md., Nov. 14, 2016 (GLOBE NEWSWIRE) -- Bay Bancorp, Inc. (“Bay”) (NASDAQ:BYBK), the savings and loan holding company for Bay Bank, FSB (“Bank”), announced today net income of $0.46 million, or basic and diluted net income per common share of $0.04 for the third quarter of 2016 after $1.5 million in one-time merger integration expenses and a $1.0 million bargain purchase gain associated with the Bank’s merger with Hopkins Federal Savings Bank (“the Hopkins Merger”) compared to net income of $0.45 million, or basic and diluted net income per common share of $0.04 for the second quarter of 2016, and income of $0.53 million, or basic and diluted income per common share of $0.05 for the third quarter of 2015.  Pre-tax earnings in the third quarter, adjusted for the merger expenses and bargain purchase gain, were up 72% when compared to the second quarter of 2016.  Bay reported net income of $1.15 million, or basic and diluted net income per common share of $0.10 for the first nine months of 2016 after giving effect to the one-time merger integration expenses of $1.5 million, compared to $1.42 million, or basic or diluted net income per common share of $0.13, for the same period of 2015.  With the Hopkins Merger, the Bank has total assets of over $600 million and 12 branches in the Baltimore-Washington region, becoming the fifth largest community bank headquartered in the Baltimore region based upon deposit market share.

Commenting on the announcement, Joseph J. Thomas, President and CEO, said, “We were pleased to complete our merger with Hopkins Federal Savings Bank on July 8, 2016 and integrate the two legacy systems on July 25th.  Our earlier estimates for the transaction are coming in as or better than expected, with cost savings exceeding 60% of Hopkins non-interest expense, year-to-date one-time merger expenses at $1.7 million and core deposit intangible of $1.2 million.  The combination of these factors, additional share repurchases in the quarter and a $1.0 million bargain purchase gain resulted in a $0.11 per share or 1.8% increase in book value to $6.29 per share at September 30, 2016.  We continue to expect the merger to be approximately 40% accretive to Bay earnings per share in 2017. Excluding merger-related expenses and bargain purchase gains, return on average assets and return on average equity improved to 0.65% and 6.02%, respectively, for the three-month period ended September 30, 2016.”

Highlights from the First Nine Months of 2016

The Bank completed the Hopkins Merger on July 8, 2016, adding investments, loans, deposits, and Hopkins’ Pikesville branch location.  The Bank acquired $58 million in loans and assumed $186.1 million in deposits from Hopkins.  Deposit mix changes were favorable, with planned declines in certificate of deposit balances leading to an attractive 0.42% cost of deposits for the third quarter of 2016.  Bay has a strong capital position and capacity for future growth with total regulatory capital to risk weighted assets estimated at 12.8% as of September 30, 2016.  The Bank has a proven record of success in acquisitions and acquired problem asset resolutions and, at September 30, 2016, had $9.0 million in remaining net purchase discounts on acquired loan portfolios.

Specific highlights are listed below:

  The return on average assets for the three- and nine-month periods ended September 30, 2016 was 0.33% and 0.29%, respectively, as compared to 0.43% and 0.39%, respectively, for the same periods of 2015.  The return on average equity for the three- and nine-month periods ended September 30, 2016 was 3.12% and 2.30%, respectively, as compared to 3.12% and 2.81%, respectively, for the same periods in 2015.

  With the completion of the Hopkins Merger, total assets were $606 million at September 30, 2016 compared to $496 million at June 30, 2016 and $491 million at December 31, 2015.

  Total loans were $482 million at September 30, 2016, an increase of 15.6% from $417 million at June 30, 2016, an increase of 22.7% from $393 million at December 31, 2015 and an increase of 23.9% from $389 million at September 30, 2015.

  Total deposits were $531 million at September 30, 2016, an increase of 46.2% from $363 million at June 30, 2016, an increase of 44.5% from $367 million at December 31, 2015 and an increase of 39.2% from $382 million at September 30, 2015.  Non-interest bearing deposits were $100 million at September 30, 2016, an increase of 9.0% from $92 million at September 30, 2015.

  Net interest income for the three- and nine-month periods ended September 30, 2016 totaled $5.7 million and $15.3 million, respectively, compared to $5.4 million and $16.3 million, respectively, for the same periods of 2015.  Interest income associated with discount accretion on purchased loans, deferred costs and deferred fees will vary due to the timing and nature of loan principal payments.  Earning asset leverage was the primary driver in year-over-year results, as average earning loans and investments increased to $497 million for the nine months ended September 30, 2016, compared to $457 million for the same period of 2015.

  Net interest margin for the three- and nine-month periods ended September 30, 2016 was 3.86% and 4.11%, respectively, compared to 4.68% and 4.76%, respectively, for the same periods of 2015.  The margin for nine months ended September 30, 2016 reflects the variable pace of discount accretion recognition within interest income, the impact of fair value amortization on the interest expense of acquired deposits, and the higher level of investments, including interest bearing federal funds sold acquired in the Hopkins Merger.  For the nine months ended September 30, 2016, the earning asset portfolio yield was influenced by a $0.99 million decline in net discount accretion of purchased loan discounts recognized in interest income when compared to the same period of 2015.  The margin declined by 0.65% during the nine months ended September 30, 2016 when compared to a year earlier.

  Nonperforming assets increased to $15.7 million at September 30, 2016 from $9.1 million at June 30, 2016, an increase of $6.6 million or 73.0%, and increased $5.1 million or 22.6%, from $12.8 million at September 30, 2015.  The third quarter of 2016 increases resulted primarily from the Hopkins Merger offset by continued resolution of acquired nonperforming loans.  Loans acquired in the Hopkins Merger include appropriate fair value adjustments.

  The provision for loan losses for the three- and nine-month periods ended September 30, 2016 was $360,000 and $1,016,000, respectively, compared to $306,000 and $878,000, respectively, for the same periods of 2015.  The increases for the 2016 periods were primarily the result of increases in loan originations.  As a result, the allowance for loan losses was $2.45 million at September 30, 2016, representing 0.51% of total loans, compared to $2.29 million, or 0.55% of total loans, at June 30, 2016 and $1.77 million, or 0.45% of total loans, at December 31, 2015.  The allowance for loan losses at September 30, 2016 represents 0.98% of the Bay originated portfolio, with the remaining discount on acquired loans mitigating the need for additional loan loss reserves on these portfolios.  Management expects both the allowance for loan losses and the related provision for loan losses to increase in the future due to the gradual accretion of the discount on the acquired loan portfolios and an increase in new loan originations.

  Shortly after the consummation of the Hopkins Merger, Alvin M. Lapidus, the former Chairman of Hopkins, and Lois F. Lapidus, his wife, filed a federal lawsuit against the Bank in which they alleged that a former employee embezzled at least $1.45 million from their deposit accounts at Hopkins prior to the Hopkins Merger, with a significant portion of the embezzlement occurring during the seven days that preceded the Hopkins Merger.  The Bank has filed an answer to this complaint and intends to vigorously defend the litigation.  The Bank cannot at this time predict the outcome of the litigation or determine the Bank’s potential exposure.  The Bank believes that its insurance policies will cover any loss and its legal expenses relating to this litigation and has recorded appropriate accruals in the fair value accounting of the assets and liabilities acquired in the Hopkins Merger.

Balance Sheet Review

Total assets were $606 million at September 30, 2016, an increase of $115 million, or 23.5%, when compared to December 31, 2015.  Investment securities increased by $18 million or 52.3% for the nine month period ending September 30, 2016, while loans held for investment increased by $89 million or 22.7%, which was primarily driven by the $58 million acquired in the Hopkins Merger.

Total deposits were $531 million at September 30, 2016, an increase of $164 million, or 44.5%, when compared to $367 million at December 31, 2015.  The increase was due to the $186 million in deposits acquired as part of the Hopkins Merger.  Additional activity included a managed decline in certificates of deposits and seasonal deposit fluctuations and a $2 million, or 2.0%, decrease in non-interest bearing deposits.  Following the Hopkins Merger, Bay repaid $75 million of short-term borrowings from the Federal Home Loan Bank.

Stockholders’ equity decreased to $65.2 million at September 30, 2016, from $67.5 million at June 30, 2016, $67.7 million at December 31, 2015, and $66.9 million at September 30, 2015.  The third quarter 2016 decrease related to corporate earnings, which were offset by the $2.4 million decline related to the purchase of 568,436 shares of Bay’s common stock.  The combined activity improved the book value of Bay’s common stock to $6.29 per share at September 30, 2016 compared to $6.18 per share at June 30, 2016 and $6.05 per share at September 30, 2015.

In the first quarter of 2016, the Board of Directors authorized an additional stock purchase program, authorizing Bay to purchase an additional 250,000 shares of its common stock over a 12-month period in open market and/or through privately negotiated transactions, at Bay’s discretion.  During the third quarter of 2016, Bay purchased 150,000 shares at an average price of $5.10 per share along with a purchase of 418,436 shares through a privately negotiated transaction at an average price of $5.18 per share.  As of September 30, 2016, Bay has 100,000 shares remaining under the 2016 purchase authorization.  The Board may modify, suspend or discontinue the program at any time.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and real estate acquired through foreclosure, increased to $15.7 million at September 30, 2016 from $9.1 million at June 30, 2016 and from $10.3 million at December 31, 2015.  The changes were driven by loans acquired in the Hopkins Merger offset by decreases in purchased credit impaired loans.  Nonperforming assets represented 2.60% of total assets at September 30, 2016, compared to 1.84% at June 30, 2016 and 2.71% at September 30, 2015.

At September 30, 2016, the Bank remained above all “well-capitalized” regulatory requirement levels.  The Bank’s tier 1 risk-based capital ratio was estimated at 12.76% at September 30, 2016 as compared to 16.01% at June 30, 2016 and 16.50% at September 30, 2015.  Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the investment portfolio.

Review of Financial Results

Net income for the three- and nine-month periods ended September 30, 2016 was $0.51 million and $1.15 million, respectively, compared to net income of $0.53 million and $1.42 million, respectively, for the same periods of 2015.  With the changes to net income for the three- and nine-month periods ending September 30, 2016 primarily the result of the $1.03 million Hopkins Merger bargain purchase gain, offset by $1.71 million in merger related expenses, changes were less comparable to prior periods.

Net interest income for the three months ended September 30, 2016 totaled $5.7 million compared to $5.4 million for the same period of 2015.  Interest income resulting from interest-earning asset growth from the Hopkins Merger and legacy Bay net loan growth was partially offset by a decrease in discount accretion on purchased loans, deferred costs and deferred fees.

Net interest income decreased to $15.3 million for the nine months ended September 30, 2016, from $16.3 million for the same period of 2015.  The decrease was largely the result of a $0.99 million decline in net discount accretion on purchased loans recognized in interest income offset by the growth in third quarter earning assets resulting from the Hopkins Merger.  Excluding the impact of the net discount accretion on purchased loans, net interest income increased slightly when compared to the nine months ended September 30, 2015.  The net interest margin for the nine months ended September 30, 2016 decreased to 4.11%, from 4.76% for the same period of 2015, due to the decline in discount accretion on loans and deposits.  As of September 30, 2016, the remaining net loan discounts on the Bank’s loan portfolio totaled $9.0 million.

Noninterest income for the three months ended September 30, 2016 was $3.8 million compared to $1.3 million for the three months ended June 30, 2016 and $1.5 million for the three months ended September 30, 2015.  The increase for the third quarter of 2016 related to a $1.0 million bargain purchase gain attributed to the Hopkins Merger along with $1.4 million of loan fees related to the reverse mortgage operation acquired in the Hopkins Merger.  The remainder of the change from the immediately prior quarter was primarily the result of a $0.1 million increase in electronic banking fees offset by a $0.21 million decrease in gains from the sale of certain securities.  The increase from the third quarter of 2015 was primarily the result of the bargain purchase gain and the reverse mortgage operations broker fees, along with a $0.045 million decrease in electronic banking fees, offset by a $0.12 million decrease in gains from the sale of securities and a $0.26 million decrease in mortgage banking fees and gains.

Noninterest income for the nine months ended September 30, 2016 was $6.3 million compared to $4.3 million for the same period of 2015.  The increase related to the $1.0 million bargain purchase gain attributed to the Hopkins Merger along with $1.4 million of loan broker fees related to the reverse mortgage operation acquired in the Hopkins Merger.  The remainder of the change was primarily the result of a $0.29 million increase in gains from the sale of securities, a $0.024 million decrease in electronic banking fees, and a $0.84 million decrease in mortgage banking fees and gains.

Noninterest expense reduction is a key focus for 2016 net income improvement.  For the three months ended September 30, 2016, noninterest expense was $8.4 million compared to $5.1 million for the prior quarter and $5.8 million for the third quarter of 2015.  The primary contributors to the increase when compared to the third quarter of 2016 were a $1.4 million increase in merger related expenses, $1.3 million of expenses related to the reverse mortgage operation and a $0.11 million increase in data processing expenses, increases of $1.1 million in salary and employee benefits expenses.  The primary contributors to the increase when compared to the third quarter of 2015 were $1.5 million in merger related expenses and $1.3 million of expenses related to the reverse mortgage operation and a $0.10 million increase in foreclosure related expenses, increases of $0.9 million in salary and employee benefits expenses, and a $0.1 million decrease in professional fees.

For the nine months ended September 30, 2016, noninterest expense was $18.7 million compared to $17.3 million for the same period of 2015.  The primary contributors to the increase when compared to the nine months ended September 30, 2015 were $1.7 million in merger related expenses and $1.3 million of expenses related to the reverse mortgage operation.  The increases were offset by $1.6 million of operational cost reductions in 2016, including decreases of $0.54 million in salary and employee benefits after excluding the reverse mortgage operation, $0.24 million in occupancy expense, $0.34 million in professional fees, $0.27 million in loan collection costs, and $0.10 million in core deposit intangible amortization and $0.09 million in data processing expenses.

Bay Bancorp, Inc. Information

Bay Bancorp, Inc. is a financial holding company and a savings and loan holding company headquartered in Columbia, Maryland.  Through Bay Bank, FSB, its federal savings bank subsidiary, Bay Bancorp, Inc. serves the community with a network of 11 branches strategically located throughout the Baltimore Metropolitan Statistical Area, particularly Baltimore City and the Maryland counties of Baltimore Washington corridor.  The Bank serves small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking.  The Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit.  Additional information is available at www.baybankmd.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Bay Bancorp, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,		September 30,
	2016	2016	December 31,	2015
	(unaudited)	(unaudited)	2015	(unaudited)

ASSETS
Cash and due from banks	$6,157,165	$6,382,734	$8,059,888	$7,157,246
Interest bearing deposits with banks and federal funds sold	40,109,554	20,734,154	26,353,334	8,022,601
Total Cash and Cash Equivalents	46,266,719	27,116,888	34,413,222	15,179,847

Investment securities available for sale, at fair value	52,004,599	22,427,009	33,352,233	33,470,737
Investment securities held to maturity, at amortized cost	1,179,126	1,199,284	1,573,165	1,592,496
Restricted equity securities, at cost	973,195	3,285,595	2,969,595	1,626,595
Loans held for sale	2,836,938	5,382,494	4,864,344	10,496,323

Loans, net of deferred fees and costs	482,423,126	417,169,593	393,240,567	389,360,703
Less: Allowance for loan losses	(2,447,785)	(2,292,950)	(1,773,009)	(1,619,755)
Loans, net	479,975,341	414,876,643	391,467,558	387,740,948

Real estate acquired through foreclosure	1,638,737	1,467,104	1,459,732	1,977,262
Premises and equipment, net	5,288,283	4,710,947	5,060,802	5,187,841
Bank owned life insurance	5,700,245	5,670,940	5,611,352	5,579,745
Core deposit intangible	3,265,774	2,276,052	2,624,184	2,821,906
Deferred tax assets, net	2,777,633	2,789,456	2,723,557	4,100,033
Accrued interest receivable	1,736,342	1,334,104	1,271,871	1,308,152
Accrued taxes receivable	1,532,266	1,845,339	2,775,237	1,809,750
Prepaid expenses	941,458	960,729	691,372	809,447
Other assets	218,860	261,923	303,614	460,086
Total Assets	$606,335,516	$495,604,507	$491,161,838	$474,161,168

LIABILITIES
Noninterest-bearing deposits	$100,060,567	$95,955,343	$101,838,210	$91,825,133
Interest-bearing deposits	431,026,148	267,219,013	265,577,728	289,745,003
Total Deposits	531,086,715	363,174,356	367,415,938	381,570,136

Short-term borrowings	1,975,000	60,575,000	52,300,000	20,900,000
Defined benefit pension liability	1,298,463	1,328,285	829,237	1,661,891
Accrued expenses and other liabilities	6,753,573	3,029,265	2,934,174	3,149,747
Total Liabilities	541,113,751	428,106,906	423,479,349	407,281,774

STOCKHOLDERS’ EQUITY
Common stock - par value $1.00, authorized 20,000,000 shares, issued and outstanding 10,363,998, 10,918,228, 11,062,932 and 11,046,676 shares as of September 30, 2016, June 30, 2016, December 31, 2015 and September 30, 2015, respectively.	10,363,998	10,918,228	11,062,932	11,046,676
Additional paid-in capital	40,526,319	42,804,154	43,378,927	43,374,650
Retained earnings	13,758,742	13,302,573	12,667,070	12,154,890
Accumulated other comprehensive income	516,437	472,646	573,560	303,178
Total controlling interest	65,165,496	67,497,601	67,682,489	66,879,394
Non-controlling interest	56,269	-	-	-
Total Stockholders' Equity	65,221,765	67,497,601	67,682,489	66,879,394
Total Liabilities and Stockholders' Equity	$606,335,516	$495,604,507	$491,161,838	$474,161,168

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Interest income:
Interest and fees on loans	$5,845,238	$5,473,097	$15,684,450	$16,566,540
Interest on loans held for sale	31,818	97,965	110,270	291,656
Interest and dividends on securities	311,693	295,612	728,716	811,310
Interest on deposits with banks and federal funds sold	91,577	11,743	122,803	28,123
Total Interest Income	6,280,326	5,878,417	16,646,239	17,697,629

Interest expense:
Interest on deposits	560,598	433,349	1,162,255	1,381,920
Interest on Fed Funds Purchased	-	-	28	604
Interest on short-term borrowings	27,667	23,310	171,246	46,954
Total Interest Expense	588,265	456,659	1,333,529	1,429,478
Net Interest Income	5,692,061	5,421,758	15,312,710	16,268,151

Provision for loan losses	360,000	306,387	1,015,533	878,196
Net interest income after provision for loan losses	5,332,061	5,115,371	14,297,177	15,389,955

Noninterest income:
Electronic banking fees	669,728	625,041	1,803,387	1,827,287
Mortgage banking fees and gains	252,990	515,035	674,273	1,512,742
Service charges on deposit accounts	81,907	79,375	229,534	229,106
Bargain purchase gain	1,034,456	-	1,034,456	-
Gain on securities sold	-	119,477	486,534	196,967
Other income	1,772,079	155,504	2,099,056	512,834
Total Noninterest Income	3,811,160	1,494,432	6,327,240	4,278,936

Noninterest expenses:
Salary and employee benefits	3,835,628	2,894,539	9,509,588	8,957,474
Occupancy and equipment expenses	861,244	887,605	2,541,514	2,784,435
Legal, accounting and other professional fees	259,134	393,035	787,148	1,130,214
Data processing and item processing services	364,637	368,221	899,451	994,101
FDIC insurance costs	141,714	98,375	305,895	301,758
Advertising and marketing related expenses	211,639	184,910	352,378	280,214
Foreclosed property expenses and OREO sales, net	157,357	66,414	327,942	256,428
Loan collection costs	6,417	112,539	40,545	311,916
Core deposit intangible amortization	207,278	197,722	555,410	656,375
Merger and acquisition related expenses	1,519,840	-	1,708,892	-
Other expenses	788,162	552,049	1,760,259	1,674,927
Total Noninterest Expenses	8,353,050	5,755,409	18,789,022	17,347,842
Income before income taxes	790,171	854,394	1,835,395	2,321,049
Income tax expense	277,733	324,977	687,454	902,464
Net income	512,438	529,417	1,147,941	1,418,585
Less: Net income attributable to non-controlling interest	56,269	-	56,269	-
Net income available to common stockholders	$456,169	$529,417	$1,091,672	$1,418,585

Basic net income per common share	$0.04	$0.05	$0.10	$0.13

Diluted net income per common share	$0.04	$0.05	$0.10	$0.13

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Nine Months Ended September 30, 2016 and 2015
(Unaudited)

				Accumulated
		Additional		Other	Non-
	Common	Paid-in	Retained	Comprehensive	controlling
	Stock	Capital	Earnings	Income (loss)	Interest	Total

Balance December 31, 2014	$11,014,517	$43,228,950	$10,736,305	$1,663,514	$-	$66,643,286

Net income	-	-	1,418,585	-	-	1,418,585
Other comprehensive income		-	-	(1,360,336)	-	(1,360,336)
Stock-based compensation	-	123,179	-	-	-	123,179
Issuance of common stock under stock option plan	202,651	709,603	-	-	-	912,254
Repurchase of common stock	(170,492)	(687,082)	-	-	-	(857,574)
Balance September 30, 2015	$11,046,676	$43,374,650	$12,154,890	$303,178	$-	$66,879,394

				Accumulated
		Additional		Other	Non-
	Common	Paid-in	Retained	Comprehensive	controlling
	Stock	Capital	Earnings	Income (loss)	Interest	Total

Balance December 31, 2015	$11,062,932	$43,378,927	$12,667,070	$573,560	$-	$67,682,489

Net income	-	-	1,091,672	-	56,269	1,147,941
Other comprehensive income			-	(57,123)	-	(57,123)
Stock-based compensation	-	68,773	-	-	-	68,773
Issuance of restricted common stock	15,296	16,948	-	-	-	32,244
Issuance of common stock under stock option plan	29,206	110,233	-	-	-	139,439
Repurchase of common stock	(743,436)	(3,048,562)	-	-	-	(3,791,998)
Balance September 30, 2016	$10,363,998	$40,526,319	$13,758,742	$516,437	$56,269	$65,221,765

BAY BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended		Year Ended

	September 30,	June 30,	September 30,	September 30,	September 30,	December 31,
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	2016	2016	2015	2016	2015	2015
Financial Data:
Assets	$606,335,516	$495,604,507	$474,161,168	$606,335,516	$474,161,168	$491,161,838
Investment securities	53,183,725	23,626,293	35,063,233	53,183,725	35,063,233	34,925,398
Loans (net of deferred fees and costs)	482,423,126	417,169,593	389,360,703	482,423,126	389,360,703	393,240,567
Allowance for loan losses	(2,447,785)	(2,292,950)	(1,619,755)	(2,447,785)	(1,619,755)	(1,773,009)
Deposits	531,086,715	363,174,356	381,570,136	531,086,715	381,570,136	367,415,938
Borrowings	1,975,000	60,575,000	20,900,000	1,975,000	20,900,000	52,300,000
Stockholders’ equity	65,221,765	67,497,601	66,879,394	65,221,765	66,879,394	67,682,489

Net income - Bay Bancorp	456,169	449,104	529,417	1,091,672	1,418,585	1,930,765
Net income - Non-controlling interest	56,269	-	-	56,269	-	-

Average Balances: (unaudited)
Assets	615,002,018	473,431,406	486,948,390	522,652,985	484,582,648	481,145,938
Investment securities	55,180,076	28,211,638	40,709,454	37,683,531	37,158,002	36,649,655
Loans (net of deferred fees and costs)	478,895,035	403,746,480	387,299,575	426,352,856	389,001,674	389,684,221
Borrowings	9,003,261	41,074,725	32,341,304	31,951,734	20,792,308	23,188,219
Deposits	530,943,677	361,823,111	383,155,659	418,537,356	392,504,799	388,245,405
Stockholders' equity	65,439,159	66,826,333	67,356,613	66,605,781	67,458,129	65,747,418

Performance Ratios:
Annualized return on average assets	0.33%	0.38%	0.43%	0.29%	0.39%	0.40%
Annualized return on average equity	3.12%	2.70%	3.12%	2.30%	2.81%	2.94%
Yield on average interest-earning assets	4.26%	4.67%	5.07%	4.47%	5.18%	5.10%
Rate on average interest-bearing liabilities	0.52%	0.49%	0.56%	0.50%	0.61%	0.58%
Net interest spread	3.74%	4.19%	4.51%	3.97%	4.58%	4.51%
Net interest margin	3.86%	4.34%	4.68%	4.11%	4.76%	4.70%

Book value per share	$6.29	$6.18	$6.05	$6.29	$6.05	$6.12
Basic net income per share	0.04	0.04	0.05	0.10	0.13	0.17
Diluted net income per share	0.04	0.04	0.05	0.10	0.13	0.17

	September 30,	June 30,	September 30,	December 31,
	2016	2016	2015	2015
Asset Quality Ratios:
Allowance for loan losses to loans	0.51%	0.55%	0.42%	0.45%
Nonperforming loans to avg. loans	2.95%	1.86%	2.79%	2.26%
Nonperforming assets to total assets	2.60%	1.84%	2.71%	2.10%
Net charge-offs annualized to avg. loans	0.17%	0.01%	0.06%	0.03%

Capital Ratios (Bay Bank, FSB):	(Estimated)
Total risk-based capital ratio	12.76%	16.10%	16.50%	16.58%
Common equity tier 1 capital ratio	12.28%	15.56%	16.09%	16.14%
Tier 1 risk-based capital ratio	12.28%	15.56%	16.09%	16.14%
Leverage ratio	10.13%	13.99%	13.19%	13.75%

For investor inquiries contact:

Joseph J. Thomas, President and CEO
410-536-7336
jthomas@baybankmd.com
7151 Columbia Gateway Drive,
Suite A
Columbia, MD 21046

For further information contact:

Larry D. Pickett, Chief Financial Officer
lpickett@baybankmd.com
410-312-5415